Exhibit 5.1

[LETTERHEAD OF SBC COMMUNICATIONS INC.]

May 19, 2005

SBC Communications Inc.
175 E. Houston Street
San Antonio, TX 78205

Ladies and Gentlemen:

     With reference to the registration statement on Form S-4 (the “Registration Statement”) which SBC Communications Inc. (the “Corporation”) proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Corporation’s planned acquisition of all of the outstanding shares of AT&T Corp., a New York corporation (“AT&T”), in exchange for up to 624,705,130 shares of common stock, par value $1.00 per share, of the Corporation (the “Shares”), by means of a merger of Tau Merger Sub Corporation, a New York corporation and a wholly-owned subsidiary of SBC (“Merger Sub”), with and into AT&T, with AT&T surviving, pursuant to the Agreement and Plan of Merger, dated as of January 30, 2005, among the Corporation, AT&T and Merger Sub (the “Merger Agreement”), I, as General Counsel, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, I am of the opinion that:

     1. The Corporation has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

     2. When (A) the Registration Statement has become effective under the Securities Act of 1933, (B) the shareholders of AT&T have adopted the Merger Agreement, and (C) the Shares have been duly issued and delivered in connection with the Merger Agreement as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement and the making of the statements with respect to me which are set forth under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

     In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ James D. Ellis